FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES
ACQUISITION OF TRIARCO INDUSTRIES FOR $46 MILLION

Continues to Strengthen Position in High Value, Growing, Nutritional Specialty Ingredients

CRANBURY, NEW JERSEY (January 2, 2013) – Innophos Holdings, Inc. (NASDAQ: ''IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, announced today that it had completed the acquisition of the business and assets of Triarco Industries, Inc. (“Triarco”).

Triarco, a privately held company based in New Jersey, has been manufacturing high quality custom ingredients for the food, beverage, dietary supplement and nutraceutical industries for more than 30 years. Triarco specializes in botanical and enzyme based ingredients that provide important benefits in growing markets such as sports nutrition, dietary supplements and fortified beverages. Triarco is highly complementary to the mineral ingredients businesses, Kelatron and AMT, which were acquired by Innophos in 2011 and 2012. Triarco has annualized revenues of approximately $25 million and margins in line with those earned by Innophos’ existing Specialty Ingredients businesses. The combined businesses of Kelatron, AMT and Triarco enhance Innophos’ position in the attractive high growth nutritional ingredients end markets with annual revenues in excess of $50 million.

Randy Gress, Chairman and Chief Executive Officer of Innophos, commented, “The acquisition of Triarco continues the strategy of expanding our business into product categories closely related to our existing specialty phosphate offering. Triarco has excellent products that are often formulated alongside existing Innophos specialty mineral ingredients to provide nutritional benefit to consumers. Triarco also has strong positioning in, and a deep understanding of, a variety of end markets, and has been successful in developing a co-branding strategy to improve consumer recognition of the ingredients they provide. We look forward to leveraging our combined customer relationships and product offering to drive growth, while strengthening the quality and efficiency of our supply chain.”

Mr. Gress added, “We are also delighted to announce that Rodger Rohde Jr. and Christopher Rohde will join Innophos and continue to lead the Triarco business within the Innophos Group.”

In the transaction, an Innophos subsidiary purchased all of Triarco’s assets for $45 million in cash plus $1 million in shares of Innophos Holdings, Inc. Common Stock. The cash portion of the purchase price was financed by Innophos from borrowings under the company’s senior credit facility. The acquisition includes potential for additional incentive consideration contingent upon success in delivering growth objectives over the next two years. Closing of the purchase occurred upon execution of the definitive agreements effective as of December 31, 2012. The acquisition is expected to be accretive to earnings per share in 2013.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G' IPHS-G’

Contact Information:
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299    Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com         212-850-5600